Exhibit 3.37

State of Delaware Secretary of State Division of Corporations Delivered 03:40 PM 10/14/2015 FILED 03:40 PM 10/14/2015 SR 20150506605 - File Number 5443906

CERTIFICATE OF MERGER

OF

PH MERGER SUB INC.

a Delaware Corporation

with and into

HELLO GIGGLES, INC.,

a Delaware Corporation

Pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger.

1.	The name of each constituent corporation is PH Merger Sub Inc., a Delaware corporation, and Hello Giggles, Inc., a Delaware corporation.

2.	The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

3.	The name of the surviving corporation is Hello Giggles, Inc., a Delaware corporation.

4.

As of the effective time of the merger, the amended and restated certificate of incorporation of the surviving corporation in effect immediately prior to the merger shall be amended and restated to read in its entirety as set forth on Exhibit A attached hereto, and, as so amended and restated, shall be the certificate of incorporation of the surviving corporation.

5.	This Certificate of Merger shall become effective at the time of filing with the Secretary of State of the State of Delaware.

6.	The Agreement of Merger is on file at 626 Wilshire Blvd., Suite 850, Los Angeles, California 90017, the place of business of the surviving corporation.

7.	A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be signed by an authorized officer, the 14th of October, 2015.

HELLO GIGGLES, INC.

By:	/s/ Sophia Rossi
Name: Sophia Rossi
Title: CEO

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HELLO GIGGLES, INC.

* * * * *

1.	The name of the corporation is Hello Giggles, Inc.

2.

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.

This Company is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock which the corporation shall have authority to issue is One Hundred (100) and the par value of each of such shares is One Cent ($0.01) amounting in the aggregate to One Dollar and No Cents ($ 1.00).

5.	The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6.

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.

7.	The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.